Registration No. 333-_________

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549
                         ___________________________

                                  FORM S-8

                           REGISTRATION STATEMENT

                                    Under

                         THE SECURITIES ACT OF 1933
                       ______________________________
                           DENMARK BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

                 Wisconsin                            39-1472124
       (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)              Identification No.)


           103 East Main Street
            Denmark, Wisconsin                          54208
   (Address of principal executive offices)          (Zip Code)

         Denmark Bancshares, Inc. 1998 Employees' Stock Purchase Plan
                           (Full title of the plan)

            Darrell R. Lemmens                         Copy to:
    Chairman of the Board and President
         Denmark Bancshares, Inc.                    John M. Olson
           103 East Main Street                     Foley & Lardner
         Denmark, Wisconsin  54208            777 East Wisconsin Avenue,
              (920) 863-2161                          Suite 3700
   (Name, address and telephone number,       Milwaukee Wisconsin  53202
including area code, of agent for service)          (414) 271-2400

                             __________________________

                          CALCULATION OF REGISTRATION FEE
==============================================================================
                                  Proposed        Proposed
    Title of                      Maximum         Maximum
 Securities to  Amount to be   Offering Price     Aggregate         Amount of
 be Registered  Registered(1)  Per Share (2) Offering Price(2) Registration Fee
-------------------------------------------------------------------------------
Common Stock,
no par value    2,000 shares     $544.07      $1,088,140.00         $302.50
==============================================================================
(1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.
(2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the book value of the Common Stock on November 30, 1998.

                               Page 1 of 13
                        Index to Exhibits - Page 7

                                  PART I


            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission ("Commission") as part of this Form S-8 Registration Statement.


                                   PART II


             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.


     The following documents filed by Denmark Bancshares, Inc. (the "Company") with the Commission are incorporated herein by reference:

           (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, which includes audited financial statements as of and for the year ended December 31, 1997.

           (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997.

           (c) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A dated April 14, 1993, filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

           All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

           Not applicable.

Item 5.    Interests of Named Experts and Counsel.

           Not applicable.

Item 6.    Indemnification of Directors and Officers.


           Pursuant to the provisions of the Wisconsin Business Corporation law (_WBCL_), directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent that such officers and directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure to perform constituted: (a) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) wilful misconduct.

           Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failure to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

           The Company's By-Laws contain similar indemnification provisions as to its officers and directors.

           The indemnification provided by the WBCL and the Company's By-Laws is not exclusive of any other rights to which a director or officer of the company may be entitled. The Company also carries directors' and officers' liability insurance.

Item 7.    Exemption from Registration Claimed.

           Not Applicable.

Item 8.    Exhibits.


           The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

   Exhibit No.           Exhibit

     (4)       Denmark Bancshares, Inc. 1998 Employees' Stock Purchase Plan

     (5)       Not Applicable

     (23)      Consent of Williams, Young & Associates, LLC

     (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

Item 9.    Undertakings.

           (a) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

           The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the reasonable grounds to believe that it meets all of the undersigned, thereunto duly authorized, in the City of Denmark, and State of Wisconsin, on this 22 day of December, 1998.

                                      DENMARK BANCSHARES, INC.



                                      By: /s/ Darrell R. Lemmens
                                         ------------------------
                                         Darrell R. Lemmens,
                                         Chairman of the Board and President


                              POWER OF ATTORNEY

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Darrell R. Lemmens and Dennis J. Heim, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in -fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature               Title                   Date
---------               -----                   ----
                        Chairman of the Board
/s/ Darrell R. Lemmens  and President
----------------------  (Principal Executive
Darrell R. Lemmens      Officer)                December 22, 1998



                        Vice President and
/s/ Dennis J. Heim      Treasurer (Principal
----------------------  Financial and
Dennis J. Heim          Accounting Officer)     December 22, 1998


/s/ Terese M. Deprey
---------------------
Terese M. Deprey        Director                December 22, 1998


/s/ Mark E. Looker
---------------------
Mark E. Looker          Director                December 22, 1998


/s/ B.E. Mleziva, DVM
---------------------
B.E. Mleziva, DVM       Director                December 22, 1998


/s/ James E. Renier
---------------------
James E. Reiner         Director                December 22, 1998


/s/ C.J. Stodola
---------------------
C.J. Stodola            Director                December 22, 1998


/s/ Norman F. Tauber
---------------------
Norman F. Tauber        Director                December 22, 1998


/s/ Thomas F. Wall
---------------------
Thomas F. Wall          Director                December 22, 1998

                                EXHIBIT INDEX


        DENMARK BANCSHARES, INC. 1998 EMPLOYEES' STOCK PURCHASE PLAN

                Exhibit No.                     Exhibit


                   (4)          Denmark Bancshares, Inc. 1998
                                Employees' Stock Purchase Plan

                   (5)          Not Applicable


                  (23)          Consent of Williams, Young &
                                Associates, LLC

                  (24)          Power of Attorney relating to
                                subsequent amendments (included
                                on the signature page to this
                                Registration Statement)

                                     EXHIBIT 4

                              DENMARK BANCSHARES, INC.
                        1998 EMPLOYEES' STOCK PURCHASE PLAN


1.   Purpose.

The Denmark Bancshares, Inc. 1998 Employees' Stock Purchase Plan (the "Plan") has been established by Denmark Bancshares, Inc., a Wisconsin corporation (the "Company"), to allow employees of the Company and its subsidiaries to purchase shares of Common Stock of the Company ("Company Shares") and thereby share in the ownership of the Company.


2.   Company Shares Available for Purchase.

Subject to adjustment in accordance with paragraph 12, the maximum number of Company Shares which may be purchased pursuant to the Plan shall be 2,000. Company Shares issued under the Plan shall be Shares held by the Company as "treasury shares."

3.   Administration.

The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may delegate all or any portion of its responsibilities and powers to a committee of the Board consisting of at least two members. Any such delegation may be revoked by the Board at any time.

In accordance with the provisions of the Plan, the Board shall establish such terms and conditions for the grants of purchase rights as the Board may deem necessary or advisable, adopt such rules or regulations which may become necessary or advisable for the operation of the Plan, and make such determinations, and take such other actions, as are expressly authorized or contemplated in the Plan or as may be required for the proper administration of the Plan in accordance with its terms. The Board of Directors, in its discretion, may appoint an individual (the "Plan Administrator") to assist the Board in corresponding with employees, with record keeping and in performing other administerial type functions in connection with the Plan; provided, however, that the Plan Administrator shall exercise no discretion with respect to the interpretation of the Plan or of the rights to purchase Company Shares pursuant to the Plan. The interpretation of any provision of the Plan by the Board and any determination on the matters referred to in this paragraph shall be final and binding upon all parties.

4.   Eligibility.

Any employee who is employed by the Company or one of its subsidiaries on a given Grant Date (as defined below) shall be eligible to participate in the Plan; provided, however, that no director or "executive officer" (as defined below) of the Company or its subsidiaries shall be eligible to participate in the Plan. The term "executive officer" shall mean those persons designated as "officers" of the Company for purposes of reporting pursuant to Title VIII of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 (Form FFIEC 004).

5.   Grant of Purchase Rights.

In the discretion of the Board, each calendar year, or more frequently if deemed appropriate, beginning on such date as the Board may specify (the "Grant Date"), each eligible employee of the Company and its subsidiaries shall automatically be granted the right to purchase up to such maximum number of Company Shares as the Board, in its discretion, may determine. The maximum number of Company Shares available for purchase shall be the same for all eligible employees and all eligible employees shall have the same rights and privileges with respect to the purchase of Company Shares under the Plan. However, nothing contained herein shall require the Board to cause any purchase rights to be granted hereunder during any calendar year and the Board may, in connection with any grant of rights, specify the maximum number of Company Shares in the aggregate available for purchase by all eligible employees during any Purchase Period (the "Maximum Number of Purchase Period Company Shares").

Each purchase right shall be exercisable during the 30-day period beginning on the day immediately following the Grant Date (such period is hereinafter referred to as the "Purchase Period"), subject to the limitations provided in paragraph 2. In the event the Board decides to cause any purchase rights to be granted under the Plan, the Company shall send to each eligible employee a written notice specifying the Grant Date and the terms and conditions of the right, including the purchase price per share of Company Shares subject to such right. No Company Shares may be issued pursuant to the exercise of purchase rights after the maximum number of Company Shares provided for in paragraph 2 has been purchased. Each purchase right granted pursuant to this paragraph 5 shall expire at 12:00 P.M., 30 days after the Grant Date, unless terminated earlier pursuant to paragraph 11. The Board shall have the power to change the duration of the Purchase Period.

6.   Exercise of Purchase Rights.

Subject to the limitations elsewhere in the Plan, employees may exercise their rights to purchase Company Shares granted under the Plan, in whole, or in part, at any time during the Purchase Period. An employee wishing to exercise his or her rights to purchase Company Shares granted under the Plan must complete an application on a form prescribed by the Board, which form shall be deemed to include the full terms and conditions of the Plan. Each application to purchase Company Shares shall be accompanied by payment in full to the Company, in cash or its equivalent, of the purchase price for such Company Shares. An application on the prescribed form, properly completed and accompanied by the required payment, shall be deemed to be accepted as of the last day of the Purchase Period, subject to adjustment in the number of Company Shares which may be purchased by participants as provided for pursuant to this paragraph 6. Notwithstanding the foregoing, no application shall be accepted unless received by the Plan Administrator or postmarked, if delivered by mail, on or before the last day of the Purchase Period. Any purchase rights that have been granted and which are not exercised or funded on the last of the Purchase Period shall immediately terminate.

If applications to purchase a number of Company Shares in excess of the Maximum Number of Purchase Period Company Shares are received by the Plan Administrator, each employee properly exercising purchase rights during such Purchase Period shall be entitled to purchase the number of Company Shares determined by the sum of:

          (a)  the Applicable Minimum Number of Company Shares; and

          (b) a pro rata portion of the Company Shares available after satisfying each employee's minimum purchase rights based on the number of shares with respect to which such employee has exercised his purchase rights and the aggregate number of shares with respect to which all employees have exercised purchase rights during the Purchase Period.

For purposes of this paragraph 6, the "Applicable Minimum Number of Company Shares" which may be purchased during a Purchase Period shall be such number of Company Shares as the Board, in its discretion, may determine. Notwithstanding any other provisions in this paragraph 6, the Board may adjust the number of Company Shares which may be purchased by an employee according to such non-discriminatory rules and regulations as the Board may establish. Any monies held by the Company on behalf of a participant during the Purchase Period but not used to exercise purchase rights shall be returned to the participant. No interest will accrue on any monies held by the Company on behalf of participants during a Purchase Period.

7.   Purchase Price.

The purchase price per share of each purchase right granted under the Plan shall be the fair market value, as determined by the Board, of a Company Share on the Grant Date. Unless otherwise determined by the Board, the fair market value of a Company Share shall be the formula price of a Company Share as determined in accordance with the Company's Stock Repurchase Policy. Notwithstanding the foregoing, the purchase price per share of a Company Share shall in no event be less than the par value of a Company Share.

8.   Limitations on Exercise of Purchase Rights.

Purchase rights granted under the Plan shall not become exercisable until such time as the Company Shares which may be issued pursuant to the Plan (i) have been registered under the Securities Act of 1933, as amended (the "Act"), and any applicable state and foreign securities laws; or (ii) in the opinion of the Company's counsel, may be issued pursuant to an exemption from registration under the Act and in compliance with any applicable state and foreign securities laws.

9.   Stock Certificates.

Certificates covering the Company Shares purchased under the Plan shall be issued as soon as reasonably practicable after the last day of the Purchase Period.

10.  Nontransferability of Purchase Rights.

An employee's right to exercise purchase rights under the Plan shall not be transferable by such employee and may be exercised only by the employee. An employee's right to exercise purchase rights may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

11.  Termination of Employment.

Participation in the Plan terminates immediately when an employee ceases to be employed by the Company or a subsidiary for any reason whatsoever, including by reason of death, discharge or resignation, and such terminated employee's right to exercise purchase rights under the Plan shall thereupon terminate. As soon as administratively feasible after termination of participation, the Company shall pay to such employee or his or her estate any amounts held by the Company on behalf of the employee at the time of termination and not yet used to exercise purchase rights.

12.  Adjustments.

In order to prevent dilution or enlargement of purchase rights, in the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in Company Shares, the Board shall make appropriate changes in the number of Company Shares which may be purchased pursuant to the Plan, and the number of Company Shares covered by, and the purchase price under, each outstanding purchase right, and such other changes in the Plan and outstanding purchase rights as the Board may deem appropriate under the circumstances. No rights to purchase a fractional Company Share shall result from any such change.

13.  Restrictions on Stock Transferability.

The Board shall impose such non-discriminatory restrictions on the transfer of any shares of stock acquired pursuant to the exercise of a purchase right under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of stock are then listed, if any, and under any state and foreign securities laws applicable to such shares.

14.  Amendment/Termination.

The Board may amend or terminate the Plan at any time, but any such amendment or termination (other than an adjustment contemplated by paragraph 12) shall not affect purchase rights outstanding at the time thereof.

15.  Applicable Law.

The Plan shall, to the extent not inconsistent with applicable federal law, be construed under the laws of the State of Wisconsin.

16.  Effective Date.

The Plan shall become effective as of the date of its adoption by the Board and shall continue in effect for a term of ten (10) years unless terminated under paragraph 14 hereof.


October 27, 1998

                                 EXHIBIT 23


Williams Young, LLC
2901 West Beltline Highway
PO Box 8700
Madison, WI  53708-8700
1-608-274-1980


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We agree to the inclusion in the S-8 Registration Statement for the 1998 Employees' Stock Purchase Plan of our report, dated February 19, 1998, on our audit of the financial statements of Denmark Bancshares, Inc. and Subsidiaries for the year ended December 31, 1998.

Williams Young, LLC

/s/ Williams Young

Madison, Wisconsin
December 15, 1998